Exhibit 99.1

OVID Provides Update on OV101 Program and the Prioritization of its Resources

Completed Soticlestat Agreement with Takeda Provides Significant Resources to Advance and Enrich OVID’s Pipeline, Including OV882 for Angelman Syndrome

Company Reiterates Anticipated Quarterly Operating Expenses Guidance of
Between $8 Million and $10 Million Beginning in 2Q 2021

NEW YORK, April 19, 2021 -- Ovid Therapeutics Inc. (NASDAQ: OVID), a biopharmaceutical company committed to developing medicines that transform the lives of people with rare neurological diseases, today announced an update on its OV101 program and the prioritization of its resources to focus on the development of its robust early-stage pipeline, including OV882, a short hairpin RNA therapy targeting UBE3A gene expression in neurons, as a potential treatment for Angelman syndrome. As part of this update, Ovid will discontinue development of OV101 (gaboxadol), a delta (δ)-selective GABAA receptor agonist, in Angelman syndrome. Furthermore, Ovid does not plan to initiate further clinical studies of OV101 in Fragile X syndrome. Following these updates, Ovid is reiterating its previous guidance of anticipated quarterly operating expenses, excluding non-cash expenses, to be in the range of $8 million to $10 million starting in the second quarter of 2021.

“Ovid has always taken a disciplined approach to its investments, with a keen focus on achieving the highest level of return,” said Jeremy M. Levin, DPhil, MB, BChir, Chairman and Chief Executive Officer of Ovid Therapeutics. “While we are disappointed in the outcome for OV101, our resources are now squarely focused on a very promising pipeline in rare neurological diseases, including Angelman syndrome. This focus is supported by the significant resources delivered through our agreement with Takeda for soticlestat, a program in which we maintain substantial financial interest. Ovid would like to thank everyone who participated in our OV101 clinical trials, including those with Angelman syndrome and Fragile X syndrome, families and investigators, to whom we remain committed to finding solutions for rare neurological disorders.”

As announced on March 30, 2021, Ovid closed a Royalty, License and Termination agreement with Takeda Pharmaceutical Company Limited under which Takeda secured global rights from Ovid to develop and commercialize the investigational medicine soticlestat (TAK-935/OV935) for the treatment of developmental and epileptic encephalopathies. Under the agreement, Ovid received or is eligible to receive meaningful financial consideration, including an upfront payment of $196 million, up to $660 million in development, regulatory and sales milestones, and tiered double-digit royalties up to 20 percent on sales of soticlestat, if approved and commercialized. Our proforma cash, cash-equivalents and short-term investments as of December 31, 2020 is over $250 million, reflecting the receipt of the upfront payment from Takeda. These resources enable a robust, long-term investment in the development of the

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Company’s pipeline, and OVID’s ability to assess novel assets and technologies that are complementary to this pipeline.

The decision to discontinue clinical study of OV101 in Angelman syndrome and Fragile X syndrome is based on the totality of the clinical results generated to date, including results from the STARS, NEPTUNE, ELARA, and ROCKET trials. While OV101 was well tolerated, with no significant safety signals observed, the Company believes that efficacy outcomes observed in these trials do not support its further development in these conditions.

About Ovid Therapeutics

Ovid Therapeutics Inc. is a New York-based biopharmaceutical company using its BoldMedicine® approach to develop medicines that transform the lives of patients with rare neurological disorders.  We believe these disorders represent an attractive area for drug development as the understanding of the underlying biology has grown meaningfully over the last few years and today represents a substantial opportunity medically and commercially. Based on recent scientific advances in genetics and the biological pathways of the brain, we aim to identify, discover and acquire novel compounds for the treatment of rare neurological disorders. We have built a deep knowledge of such disorders, how to treat them and how to develop the clinically meaningful endpoints required for development of a compound in these disorders. We continue to execute on our strategy to build this pipeline by discovering, in-licensing and collaborating with leading biopharmaceutical companies and academic institutions. Ovid’s emerging pipeline programs include OV329, a small molecule GABA aminotransferase inhibitor for seizures associated with Tuberous Sclerosis Complex and Infantile Spasms; OV882, a short hairpin RNA therapy approach for Angelman syndrome; OV815, a genetic therapy approach for KIF1A associated neurological disorder; and other non-disclosed research targets. Additionally, Ovid maintains a financial interest in OV935 which is now being developed by Takeda. For more information on Ovid, please visit www.ovidrx.com.

Forward-Looking Statements

This press release includes certain disclosures that contain “forward-looking statements,” including, without limitation, statements regarding the clinical and regulatory development and commercialization of Ovid’s programs and the potential value and benefits of the Royalty, License and Termination Agreement with Takeda, Ovid’s expectations regarding its operating expenses, and use of its cash, cash equivalents and short-term investments to develop the Company’s pipeline. You can identify forward-looking statements because they contain words such as “will,” “appears,” “believes” and “expects.” Forward-looking statements are based on Ovid’s current expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, Ovid’s ability to discover and successfully complete preclinical and clinical development of, obtain regulatory approval for, and, if approved, successfully commercialize its current and future drug candidates in a timely manner, uncertainties in the development and regulatory approval processes, the fact that initial data from pre-clinical and clinical trials may not be indicative, and are not guarantees, of the final results of the trials and are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and/or more patient data become available. Additional risks that could cause actual results to differ materially from those in the forward-looking statements are set forth in Ovid’s filings with the Securities and Exchange Commission under the caption “Risk Factors.” Such risks may be amplified by the COVID-19 pandemic and its potential impact on

Ovid’s business and the global economy. Ovid assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Contacts

Investors and Media:
Ovid Therapeutics Inc.
Investor Relations & Public Relations
irpr@ovidrx.com

OR

Investors:

Argot Partners

Dawn Schottlandt

212-600-1902

ovid@argotpartners.com

Media:

Dan Budwick
1AB
dan@1abmedia.com

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